STOCK PURCHASE AGREEMENT

This stock purchase agreement is dated February 23, 2006, and is between JOSEPH W. ABRAMS, an individual residing at 131 Laurel Grove Ave., Kentfield, California 94904 (“Mr. Abrams”) and DAVID N. BAKER, whose mailing address is 41 Sutter #1075, San Francisco, California 94104 (“Mr. Baker” together with Mr. Abrams, the “Sellers”), and ROSE WASTE SYSTEMS, INC., a California “C” corporation (the “Buyer”).

Each of the Sellers owns 50,000 shares of common stock of 51149, Inc., a Delaware corporation (“51149”).

The Sellers desire to sell those 100,000 shares of 51149 common stock (the “51149 Shares”) to the Buyer. The Buyer proposes to subsequently merge itself into 51149.

The parties therefore agree as follows:

1.          Transfer of Shares. (a) The Sellers hereby sell the 51149 Shares to the Buyer and the Buyer hereby purchases the 51149 Shares from the Sellers. In consideration of sale of the Shares by the Sellers, the Buyer shall do the following:

(1)

The Buyer will convey a cash payment in the amount of $240,000 to the Sellers which will be paid in monthly payments of $5,000 per month, beginning May 1, 2006, for each Joseph W. Abrams and David N. Baker for a period of 24 months following the execution of this agreement by check or wire transfer to bank accounts specified by the Sellers in Schedule A; and

(2)

as of the date of this agreement issue to each of the Sellers, and promptly deliver to each Seller a stock certificate evidencing a number of shares of common stock of the Buyer (all such shares, “RWS Shares”“), par value $.001 per share, the shares issued to each Seller representing 10% (20% in the aggregate) of the Buyer’s stock outstanding as of the date of this agreement on a fully diluted basis (in other words, assuming conversion and exercise of any securities, including without limitation options, warrants, and convertible notes, that are convertible or exercisable for shares of Company common stock). On issuance, the RWS Shares will be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges.

2.          Consulting Services. In addition to the Buyer’s purchase of the Shares, during the year from the date of this agreement the Sellers, on a voluntary basis and without remuneration or other consideration, contemplate that they will perform for the Buyer the consulting services described on Schedule B. The Sellers will not devote a set number of hours in any given time period to performing any such services. The Buyer acknowledges that the Sellers and affiliates of the Sellers are providing such consulting services only on a voluntary basis and that the Sellers shall have no liability and the Buyer no recourse in the event that any or all of the consulting services are not performed. Nothing contained in this agreement is to be construed to limit or restrict the Sellers and affiliates of the Sellers in conducting any business with others, including providing consulting services or rendering advice.

3.          Piggyback Registration Rights. If the Buyer at any time proposes to file a registration statement with respect to any class of its equity securities, whether for its own account or for the account of one or more holders of securities of the Buyer, then the Company shall include the RWS Shares in that registration statement.

4.	Representations of the Sellers. The Sellers represents as follows:
(1)	each Seller has full legal capacity to execute and deliver this agreement, to perform his obligations under this agreement, and to consummate the transactions contemplated by this agreement;
(2)

this agreement has been duly executed and delivered by the Sellers and constitutes a valid and binding agreement, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

(3)	the Sellers are the only shareholders of 51149;
(4)

execution, delivery and performance of this agreement is in compliance with and does not violate the terms of any agreement to which either or both Sellers are party or by which either or both the Sellers are bound;

(5)

as of the date of this agreement, 51149 has 100,000,000 shares of common stock authorized, of which 100,000 shares (namely the Shares) are issued and outstanding, and 50,000,000 shares of preferred stock authorized, of which none are issued and outstanding, and other than this agreement, there are no options, warrants, or other agreements to which 51149 is a party relating to the issuance, sale, or transfer of any equity securities or other securities of 51149;

(6)	the Shares have been duly authorized and are validly issued, fully paid, and nonassessable;
(7)	the Sellers are the sole legal and beneficial owner of the Shares and have good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances; and
(8)

there are currently no claims or lawsuits pending, to the Sellers’ knowledge, threatened against 51149 or against the Sellers in their capacity as the owner of the Shares, and the Sellers is unaware of any conditions or circumstances that would lead to or justify the filing of any such claim or lawsuit.

(9)

Each Seller is receiving the RWS Shares for his own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

(10)	Each Seller is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3) and (6),

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(ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the RWS Shares.

(11)

All subsequent offers and sales of the RWS Shares by each Seller shall be made pursuant to registration of the Shares under the Securities Act of 1933, as amended or pursuant to an exemption from registration and will comply with applicable state securities laws.

(12)

Each Seller understands that the RWS Shares are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Buyer is relying upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Sellers set forth herein in order to determine the availability of such exemptions and the eligibility of the Sellers to acquire the RWS Shares.

(13)

Each Seller and his advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the RWS Shares and the offer of the RWS Shares that have been requested by the Seller. Each Seller and his advisors, if any, have been afforded the opportunity to ask questions of the Buyer and have received complete and satisfactory answers to any such inquiries.

(14)	Each Seller understands that its investment in the RWS Shares involves a high degree of risk.
(15)	Each Seller understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the RWS Shares.
5.	Representations of the Buyer. The Buyer represents to the Sellers as follows:
(1)

the Buyer has full power and authority to execute and deliver this agreement and to perform its obligations under this agreement, and execution and delivery of this agreement and performance by it of its obligations under this agreement have been duly authorized by the Buyer’s board of directors and no other proceedings on the part of the Buyer are necessary with respect thereto;

(2)

this agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding agreement, enforceable in accordance with its terms, except as enforceability is limited by (A) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally, or (B) general principles of equity, whether considered in a proceeding in equity or at law;

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(3)	execution, delivery and performance of this agreement is in compliance with and does not violate the terms of any agreement to which the Buyer is a party or by which the Buyer is bound;
(4)

the authorized capital stock of the Buyer consists of __________shares of preferred stock, at a par value of $0.001 and ___________shares of common stock, at a par value of $0.001, As of the date of this agreement there are ___________shares of Buyer common stock issued and outstanding (excluding the RWS Shares);

(5)

all of the issued and outstanding shares of Buyer common stock have been duly authorized and are validly issued, fully paid, and nonassessable, and the RWS Shares have been duly authorized and on issuance will be validly issued, fully paid, and nonassessable; and

(6)	the Buyer acknowledges that any resale of any of the Shares is restricted under Rule 144 promulgated under the Securities Act of 1933, as amended.

6.          Governing Law. The laws of the State of California, without giving effect to principles of conflict of laws, govern all matters (including without limitation all tort claims) arising out of this agreement.

7.          Severability. If any provision of this agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this agreement will remain in full force and effect. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.          Entirety of Agreement. This agreement constitutes the final agreement between the parties relating to the subject matter of this agreement and supersedes all prior agreements between the parties relating thereto.

9.          Expenses. Each party shall pay its own fees and expenses (including without limitation the fees and expenses of its attorneys and accountants) incurred in connection with negotiation, drafting, execution, and delivery of this agreement, except that the Buyer shall pay up to $5,000 of attorneys’ fees and expenses incurred by the Sellers.

10.        Limitation of Liability. Neither party shall under any circumstances be liable for any consequential, indirect, special, incidental or exemplary damages, including without limitation, any loss of revenues, profits, or business or other economic loss arising out of or in connection with the services provided hereunder. The Sellers’ liability under this agreement will be limited to the value of the capital and Shares received as of the date of this agreement. The Buyers liability shall be limited to the purchase price of the Shares purchased under this Agreement.

11.        Amendment. This agreement may be amended only by written agreement of the parties.

12.        Assignment. No party may assign any of its rights or delegate any performance under this agreement except with the prior written consent of the other party.

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The undersigned are signing this agreement on the date stated in the introductory clause.

/s/ Joe Abrams

JOE W. ABRAMS

/s/ David N. Baker

DAVID N. BAKER

ROSE WASTE SYSTEMS, INC.

By:	/s/ George Gitschel

George Gitschel

Chairman and Chief Executive Officer

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